                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement               [_] CONFIDENTIAL, FOR USE OF THE
                                                   COMMISSION ONLY (AS PERMITTED
                                                   BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a -12

                           SYNAGRO TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

Notes:

Reg. (S) 240.14a -101.

                                 [LOGO] SYNAGRO


                           SYNAGRO TECHNOLOGIES, INC.
                          1800 BERING DRIVE, SUITE 1000
                              HOUSTON, TEXAS 77057



                                                                  April 28, 2003


Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Synagro Technologies, Inc. to be held at 1800 Bering Drive, Suite 1000, Houston, Texas 77057, at 2:00 p.m., Houston time, on Tuesday, June 3, 2003.

     Matters to be considered and acted upon by the stockholders include (i) the election of six directors, (ii) ratification of auditors, and (iii) any other matters that may properly come before the meeting. These matters and the procedures for voting your shares are discussed in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

     We urge each stockholder, whether or not planning to attend the meeting in person, to execute the enclosed proxy and return it promptly in the enclosed envelope. Returning a proxy will not prevent a stockholder from voting in person at the meeting.

                                                 Sincerely,



                                                 Alvin L. Thomas II
                                                 Secretary

                           SYNAGRO TECHNOLOGIES, INC.
                          1800 BERING DRIVE, SUITE 1000
                              HOUSTON, TEXAS 77057

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 3, 2003

                           --------------------------

     Notice is hereby given that the annual meeting (the "Annual Meeting") of the stockholders of Synagro Technologies, Inc. (the "Company") will be held at the Company's offices at 1800 Bering Drive, Suite 1000, Houston, Texas 77057, on Tuesday, June 3, 2003, at 2:00 p.m., Houston time, for the following purposes:

     1. To elect a board of six directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the 2003 fiscal year; and

     3. To transact such other business as may properly be presented at the Annual Meeting.

     A record of the stockholders has been taken as of the close of business on April 14, 2003, and only those stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting.

     Your participation in the Company's affairs is important. To ensure your representation, if you do not expect to be present at the Annual Meeting in person, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY in the enclosed postage-prepaid envelope that has been provided for your convenience.

                                       By Order of the Board of Directors,


                                       Alvin L. Thomas II
                                       Secretary
Houston, Texas
April 28, 2003


                                    IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES. A STOCKHOLDER MAY, IF SO DESIRED, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON AT THE ANNUAL MEETING.

                           SYNAGRO TECHNOLOGIES, INC.
                          1800 BERING DRIVE, SUITE 1000
                              HOUSTON, TEXAS 77057

                                 PROXY STATEMENT
                           ANNUAL STOCKHOLDERS MEETING
                             TO BE HELD JUNE 3, 2003

     This Proxy Statement is being mailed to stockholders commencing on or about April 28, 2003, in connection with the solicitation by the board of directors of Synagro Technologies, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the annual meeting (the "Annual Meeting") of stockholders to be held in Houston, Texas, on June 3, 2003, and upon any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as the holders of the proxies. Proxies marked as abstaining on any matter to be acted on by the stockholders will be treated as present at the Annual Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. Any proxy on which no direction is specified will be voted for the election of each of the nominees for director named herein and for ratification of the auditor named herein. A stockholder may revoke a proxy by: (i) delivering to the Company written notice of revocation, (ii) delivering to the Company a proxy signed on a later date or (iii) voting in person at the Annual Meeting. Stockholders may access a complete list of stockholders entitled to vote at the Annual Meeting at the Company's offices at 1800 Bering Drive, Suite 1000, Houston, Texas 77057, during ordinary business hours for a period of ten days before the Annual Meeting.

     As of April 14, 2003, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote 19,775,821 shares of the Company's common stock, par value $.002 per share (the "Common Stock"), and an aggregate of 69,792.292 shares of the Company's Series D Preferred Stock and Series E Preferred Stock, par value $.002 per share (collectively, the "Preferred Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented to the stockholders. Stockholders may not cumulate their votes. Each share of Preferred Stock is entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock as of the record date. As of the record date, the outstanding Preferred Stock was convertible into an aggregate of 27,916,915 shares of Common Stock, meaning an aggregate of 47,692,736 votes may be cast at the Annual Meeting. The Common Stock and the Preferred Stock vote together as a single class on all matters.

                       ITEM NO. 1 - ELECTION OF DIRECTORS

     At the Annual Meeting, six nominees are to be elected, each director to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The persons named in the accompanying proxy have been nominated by the board of directors of the Company and, unless authority is withheld, they intend to vote for the election of the nominees named below to the board of directors. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, or the board may be reduced accordingly; however, the board of directors is not aware of any circumstances likely to render any nominee unavailable.

NOMINEES

     Certain information concerning the nominees is set forth below:

                                                                                   DIRECTOR
NAME                                          POSITION                   AGE         SINCE
----------------------------  ---------------------------------------  ------  ----------------
Ross M. Patten                  Director, Chairman of the Board and      59          1998
                                Chief Executive Officer
Kenneth Ch'uan-k'ai Leung       Director                                 58          1998
Gene Meredith                   Director                                 61          1998
Alfred Tyler 2nd                Director                                 60          1998
David A. Donnini                Director                                 37          2000
Vincent J. Hemmer               Director                                 34          2000

     ROSS M. PATTEN was appointed by the board of directors as Chief Executive Officer in February 1998 and was elected to the position of Chairman of the Board in August 1998. Prior to joining Synagro, Mr. Patten enjoyed a 17-year career at Browning-Ferris Industries, where he last served as Divisional Vice President - Corporate Development. He also served as Executive Vice President for Development of Wheelabrator Technologies, a Waste Management, Inc. subsidiary; and Director and Vice President - Business Development at Resource NE, Inc. prior to its acquisition by Waste Management, Inc. Mr. Patten was a founder, principal and managing director of Bedford Capital, an investment firm specializing in environmental companies, and of Bedford Management, which provides consulting services to publicly held waste management and environment related companies in the areas of growth and acquisition strategy formation and implementation.

     KENNETH CH'UAN-K'AI LEUNG is a managing director of investment banking at Sanders Morris Harris and is the Chief Investment Officer of the Environmental Opportunities Fund, Ltd. Additionally, Mr. Leung is the Editor of Environmental Review. Previously, Mr. Leung was associated with Smith Barney for 17 years, and before that with F. Eberstadt & Company, Inc., Chemical Bank and Chase Manhattan Bank. He received his B.A. from Fordham College and his M.B.A. from Columbia University. Mr. Leung serves on the boards of SystemOne, U.S. Plastic Lumber Corporation, Waterlink, Avista Resources, Inc. and North Star Passenger.

     GENE MEREDITH served more than 15 years in senior management roles in the solid waste industry. He was a Regional Vice President at Browning-Ferris Industries, Inc., and Chairman, President and Chief Executive Officer of Mid-American Waste Systems. He previously served as a director of USA Waste Services, Envirofil, Inc., and as a general manager of a waste company in St. Paul, Minnesota. Mr. Meredith also has a law degree, and spent five years as Senior Partner at Meredith & Addicks in St. Paul, Minnesota.

     ALFRED TYLER 2nd has been associated with the environmental services industry for over 20 years, serving most recently as President and Chief Executive Officer of Enviro-Gro Technologies until its acquisition by Wheelabrator Technologies, Inc in 1992. Mr. Tyler also heads a private investment company, is President of a landfill and construction company, is a

Managing Director of Bedford Capital, and currently serves on the board of directors of U S Liquids, Inc.

     DAVID A. DONNINI is currently a principal and member with GTCR Golder Rauner, LLC ("GTCR"). He previously worked as an associate consultant with Bain & Company. Mr. Donnini earned a BA in Economics summa cum laude, Phi Beta Kappa with distinction, from Yale University and an MBA from Stanford University where he was the Robichek Finance Award recipient and an Arjay Miller Scholar. Mr. Donnini serves on the board of directors of various companies including American Sanitary, Cardinal Logistics Management, Inc., FutureNext Consulting, Inc., U.S. Aggregates, Inc. and U.S. Fleet Services.

     VINCENT J. HEMMER is currently a principal with GTCR. Mr. Hemmer previously worked as a consultant with the Monitor Company. He earned a BS in Economics, magna cum laude, and was a Benjamin Franklin Scholar at The Wharton School of the University of Pennsylvania. Mr. Hemmer received his MBA from Harvard University. Mr. Hemmer serves on the board of directors of several companies, including Hawkeye Communications, Student Transportation of America, Alliant Resources Group, Inc., Health Quest Global Communication Partners and Coinmach Corporation.

BOARD ACTIVITY, STRUCTURE AND COMPENSATION

     The Company's operations are managed under the broad supervision and direction of the board of directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. During 2002, the board of directors met or acted by written consent on nineteen regularly or specially scheduled occasions.

     The board of directors has audit, compensation, executive and nominating and corporate governance committees. The audit committee consisted of Messrs. Meredith, Tyler and Leung, and met five times in 2002. The compensation committee consists of Messrs. Meredith, Tyler and Donnini, and acted by meeting or consent three times in 2002. The compensation committee administers the Company's compensation plans and recommends officers' compensation for board approval. The executive committee consists of Messrs. Patten, Leung and Tyler, and did not meet in 2002. The executive committee acts on behalf of the full board between board meetings, as necessary. The nominating and corporate governance committee consists of Mr. Tyler and Mr. Meredith, and met once in 2002. Stockholders who wish to suggest individuals for possible future consideration for board positions should direct recommendations to the board of directors at the Company's principal offices. Each director attended at least 75 percent of all meetings of the board and meetings of board committees during 2002.

     Each director, not otherwise compensated by the Company for service as an officer of the Company, is paid travel expenses, if any, incurred in connection with attendance at board and committee meetings. Independent directors are compensated $25,000 and awarded 10,000 stock options per year. In addition, all directors not employed by the Company are compensated $2,000 for each board meeting they attend in person. Additionally, with the exception of Messrs. Hemmer and Donnini, upon their initial appointment or election, directors who are not employees of the Company are granted an option to acquire 50,000 shares of Common Stock. Each board member who is not an employee of the Company has the right to elect to receive options in lieu of cash compensation for board meetings attended, at an exercise price equal to market value of the Common Stock on the trading day immediately preceding the date of the meeting.

EXECUTIVE OFFICERS

     Executive officers of the Company generally serve at the pleasure of the board of directors and are subject to annual appointment by the board at its first meeting following the annual meeting of stockholders. The Company's executive officers as of April 2003 are:

     ROBERT C. BOUCHE R, JR., 38, was appointed President and Chief Operating Officer in February 2002. Prior to joining us, Mr. Boucher served as Regional Vice President of Allied Waste Industries in Tynsboro, Massachusetts. From 1994 to 1997, Mr. Boucher worked for Waste Management of Greater Boston, last serving as Division President. Mr. Boucher attended Bridgeton Academy in Maine and studied business administration at Northeastern University in Boston.

     MARK A. ROME , 36, was appointed Executive Vice President and Chief Development Officer in 1998. Mr. Rome, an attorney and Certified Public Accountant, joined the Company from Sanders Morris Mundy (now Sanders Morris Harris), an investment banking firm specializing in industry consolidations. He previously practiced tax and corporate law at Fulbright & Jaworski L.L.P. Mr. Rome received his law degree from the University of Texas School of Law and a Masters in Professional Accounting from the University of Texas Graduate School of Business.

     ALVIN L. THOMAS II, 37, was appointed Executive Vice President and General Counsel in 1998. Mr. Thomas practiced law with the national law firm Littler Mendelson, P.C. prior to joining the Company. Mr. Thomas has also practiced law with the international law firm of Fulbright & Jaworski, LLP. Mr. Thomas received his law degree from the University of Pittsburgh School of Law and an LL.M. in Taxation from New York University School of Law. His legal background is broad-based with emphasis in tax law, employment law, corporate law and litigation.

     J. PAUL WITHROW, 37, was appointed Executive Vice President and Chief Financial Officer in 1999. Mr. Withrow was previously Vice President and Chief Accounting Officer of Integrated Electrical Services, Inc., which is a leading national provider of electrical contracting and maintenance services. Prior to that, Mr. Withrow was a Senior Audit Manager at Arthur Andersen LLP. Mr. Withrow is a Certified Public Accountant and received his Bachelor of Business Administration in Accounting from the University of Houston.

     JAMES P. CARMICHAEL, 44, was appointed President and Chief Operating Officer, Processing in June 2001, in January of 2003 he was appointed Vice President Engineering & Facility Development. Prior to joining us, Mr. Carmichael served as Vice President and General Manager of the Thermal Operations Group of the Bio Gro Division of Wheelabrator

Technologies, Inc. Mr. Carmichael joined Synagro in connection with the acquisition by Synagro of Bio Gro in August 2000 and became Vice President responsible for all of our Pelletizing Operations. He holds a Bachelor of Science degree in Engineering from the University of Connecticut.

MANAGEMENT STOCKHOLDINGS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at March 31, 2003, by (i) all current directors, (ii) the Chief Executive Officer, (iii) the next four most highly compensated Executive Officers, and (iv) all Directors and all Executive Officers as a group.

                                                             NUMBER OF           PERCENT
        NAME OF PERSON OR IDENTITY OF GROUP                  SHARES(1)           OF CLASS
-----------------------------------------------------  --------------------  ------------------
Ross M. Patten....................................           975,006               4.7%

Robert C. Boucher, Jr.............................           200,000               1.0%

Kenneth Ch'uan-k'ai Leung(2)......................         1,350,123(2)            6.8%

Gene Meredith.....................................            87,411                 *

Alfred Tyler 2nd..................................           120,488                 *

David A. Donnini..................................        25,015,130(3)           55.8%

Vincent J. Hemmer.................................                --                 *

Mark A. Rome......................................           474,000               2.3%

Alvin L. Thomas II................................           400,745               2.0%

J. Paul Withrow...................................           397,000               2.0%

All directors and executive officers
as a group (10 persons)...........................        29,019,903(4)           61.1%

-----------------------
*    Less than 1% of outstanding shares.
(1) Includes shares of Common Stock underlying stock options as follows: Mr. Patten-969,000; Mr. Boucher-200,000; Mr. Leung-86,223; Mr. Meredith-69,411;
     Mr. Tyler-86,458; Mr. Rome-470,000; Mr. Thomas-398,000; and Mr.
     Withrow-392,000.
(2) Includes shares of 1,112,125 and 137,875 held by the Environmental Opportunities Fund L.P. and Environmental Opportunities Fund (Cayman) L.P., respectively, of which Mr. Leung is chief investment officer.
(3) Includes 25,015,130 shares of Common Stock underlying Series D and E Preferred Stock held by GTCR, of which Mr. Donnini is a principal.
(4)  Includes (without duplication) all shares referred to above.


VOTE REQUIRED FOR ELECTION

     The six nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election by the holders of Common Stock and Preferred Stock of record, voting together, shall be the duly elected directors upon completion of the vote tabulation at the Annual Meeting, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting. Votes will be tabulated by Georgeson Shareholder Communications, Inc., and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote. Under applicable provisions of the Company's bylaws, any proxy containing an abstention from voting for any nominee will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present but will count neither as a vote for nor against any nominee with respect to whom the holder has abstained from voting. In tabulating votes, a record will be made of the number of shares voted for each nominee, the number of shares with respect to which authority to vote for that nominee has been withheld, and the number of shares held of record by broker-dealers and present at the Annual Meeting but not voting.

     The board of directors recommends that the stockholders vote FOR the election of each of the nominees listed on page 2.

                                OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at March 31, 2003, by each stockholder who is known by the Company to own beneficially more than five percent of the outstanding Common Stock. As required by the Commission, the ownership percentages shown reflect beneficial ownership by a stockholder as if no other stockholder has converted its Preferred Stock or exercised options.

     NAME OF PERSON OR IDENTITY OF GROUP SHARES           NUMBER OF SHARES    PERCENT OF CLASS
     ------------------------------------------           ----------------    ----------------
     GTCR Golder Rauner, LLC                                25,015,130(1)           55.8%
     6100 Sears Tower
     Chicago, IL 60606

     TCW/Crescent Mezzanine, LLC                            2,321,428(2)            10.5%
     11100 Santa Monica Boulevard, Suite 2000
     Los Angeles, CA 90025

     Astoria Capital Management, Inc.                       1,755,400(3)             8.9%
     6600 S.W. Ninety-Second Ave., Suite 370
     Portland, OR 97223

     James A. Jalovec                                       1,814,527(4)             9.1%
     2841 South 5th Court
     Milwaukee, WI 53207

     Randall S. Tuttle                                      1,849,377(4)             9.3%
     1900 Virginia Road
     Winston-Salem, NC         27107

     James Rosendall                                        1,607,001(4)             8.1%
     323 Martindale Street
     Sparta, MI 49345

     Kenneth Ch'uan-k'ai Leung                              1,350,123(4,5)           6.8%
     126 E. 56th Street, 24    th Floor
     New York, NY 10022

     Bill E. Tuttle                                         1,194,668                6.0%
     711 East Twain Avenue
     Las Vegas, NV 89109

     ------------------
     (1) Represents 62,537.819 total shares of Series D and E Convertible Preferred Stock convertible into 25,015,130 shares of Common Stock
     (2) Represents the following shares held by the following entities which are indirectly controlled by TCW/Crescent Mezzanine, L.L.C., a registered investment adviser:

                                                                              NUMBER OF SHARES OF COMMON STOCK
                                             NUMBER OF SHARES OF SERIES E        UPON CONVERSION OF SERIES E
                                             CONVERTIBLE PREFERRED STOCK         CONVERTIBLE PREFERRED STOCK
                                             ---------------------------         ---------------------------
     TCW/Crescent Mezzanine Partners, L.P.             4,671.257                         1,868,502.80
     TCW/Crescent Mezzanine Trust II                   1,132.313                           452,925.20

 (3) Based on a Schedule 13G filed on January 15, 2003, Astoria Capital Management, Inc. is the beneficial owner of these shares pursuant to separate arrangements whereby it acts as investment advisor to Astoria Capital Partners, L.P. Richard Koe is the beneficial owner of these shares pursuant to his ownership interest in Astoria Capital Management, Inc. and Astoria Capital Partners, L.P.
 (4) Includes shares of common stock underlying vested stock options of 221,332 for Mr. Jalovec, 192,000 for Mr. Tuttle, 7,000 for Mr. Rosendall and 86,233 for Mr. Leung.
 (5) Includes 137,875 shares of 1,112,125 shares owned by Environmental Opportunities Fund (Cayman), L.P., and Environmental Opportunities Fund, L.P., resp ectively. Mr. Leung is the chief investment officer of these investment funds.

EXECUTIVE COMPENSATION

     The following table reflects all forms of compensation for services to the Company for the periods indicated for (i) the Chief Executive Officer and, (ii) the next four most highly compensated Executive Officers (collectively, the "Named Executives").

                                                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                                                                      STOCK OPTION
NAME AND PRINCIPAL POSITION         YEAR     SALARY         BONUS      OTHER(1)      AWARDS (SHARES)
---------------------------         ----     ------         -----      --------      ---------------
Ross M. Patten                      2002    $264,773       $   -0-     $ 9,600                --
Chief Executive Officer and         2001    $225,908       $86,409     $ 9,600           520,000
Chairman of the Board of            2000    $218,750       $91,200     $ 9,600           315,000
Directors

Robert C. Boucher, Jr.              2002    $193,692       $50,000     $24,517(2)      1,000,000
                                    2001          --            --          --                --
(Mr. Bo ucher's employment began    2000          --            --          --                --
2/25/02)

Mark A. Rome                        2002    $191,643       $   -0-     $ 6,000                --
Executive Vice President and        2001    $177,718       $67,977     $ 6,000           230,000
Chief Development Officer           2000    $170,417       $69,900     $ 6,000           120,000

Alvin L. Thomas II                  2002    $191,643       $25,000     $ 6,000                --
Executive Vice President            2001    $177,718       $67,977     $ 6,000           230,000
and General Counsel                 2000    $170,417       $69,900     $ 6,000           240,000

J. Paul Withrow                     2002    $204,144       $   -0-     $ 6,000           100,000
Executive Vice President and        2001    $177,718       $67,977     $ 6,000           230,000
Chief Financial Officer             2000    $170,417       $69,900     $ 6,000           250,000

-------------------
(1)  Vehicle allowance.
(2)  Includes $17,738 of moving expense

OPTION GRANTS

         The following table sets forth certain information with respect to stock options granted to the Named Executives during 2002.


                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                              ASSUMED ANNUAL RATES OF STOCK
                                                                                              PRICE APPRECIATION FOR OPTION
                                                        INDIVIDUAL GRANTS (2)                            TERM(1)
                                          --------------------------------------------------- --------------------------------
                                            PERCENT OF TOTAL
                              OPTIONS      OPTIONS GRANTED TO      EXERCISE      EXPIRATION
        NAME                  GRANTED      EMPLOYEES IN YEAR         PRICE          DATE            5%              10%
------------------------  --------------  --------------------  -------------- -------------- --------------------------------
Robert C. Boucher, Jr.       1,000,000           82.0%               $2.50         2/28/12     $ 1,246,458       $3,465,608
J. Paul Withrow                100,000            8.2%               $2.50         10/1/12     $   105,099       $  315,436

--------------------------------
(1) Potential values stated are the result of using the Commission's method of calculation of 5% and 10% appreciation in value from the date of grant to the end of the option term. Such assumed rates of appreciation and potential realizable values are not necessarily indicative of the appreciation, if any, which may be realized in future periods. The market price of the common stock on the date of grant was $2.30 at February 28, 2002, and $2.18 at October 1, 2002, per share.
(2) Unvested options will immediately vest upon a change of control of the Company, including, without limitation, acquisition by any person or group of persons of at least 25 percent of the common stock of the Company, a merger resulting in the existing stockholders of the Company owning less than 50 percent of the outstanding stock of the Company following a merger, termination of employment without cause, and election by the stockholders of a director not nominated by a majority of the board.

OPTION EXERCISES AND YEAR END VALUES

     The following table sets forth information with respect to the exercised and unexercised options to purchase shares of Common Stock held by each of the Named Executives at December 31, 2002. Of the Named Executives, none exercised stock options during 2002.

                                                        NUMBER OF UNEXERCISED OPTIONS AT   VALUE OF UNEXERCISED IN -THE-MONEY
                                                               DECEMBER 31, 2002             OPTIONS AT DECEMBER 31, 2002(1)
                                                        ---------------------------------  ----------------------------------
                              SHARES
                            ACQUIRED ON      VALUE
          NAME                EXERCISE      REALIZED      EXERCISABLE      UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
-------------------------  --------------  -----------  ---------------  ----------------  ----------------  ----------------
Ross M. Patten                       --           --         865,000           605,000            $--              $--
Robert C. Boucher, Jr.               --           --             -0-         1,000,000            $--              $--
Mark A. Rome                         --           --         424,000           256,000            $--              $--
Alvin L. Thomas II                   --           --         352,000           328,000            $--              $--
J. Paul Withrow                      --           --         346,000           434,000            $--              $--

------------------
(1) Value of in -the-money options calculated based on the closing price per share of the common stock on December 31, 2002 ($2.49 per share) as reported on the Nasdaq Small Cap Market.

EMPLOYMENT AGREEMENTS

     We employ Ross M. Patten, Robert C. Boucher, Jr., Mark A. Rome, Alvin L. Thomas II, and J. Paul Withrow under employment agreements. Each employment agreement has a continuous 24- month term. The current annual salary under the respective employment agreement is $275,000 per year for Mr. Patten, $240,000 per year for Mr. Boucher, $220,000 per year for Mr. Withrow and $200,000 per year for each of Messrs. Rome and Thomas. Additionally, Messrs. Patten, Boucher, Rome, Thomas and Withrow may be entitled to bonus awards, as may be approved by the Board of Directors, and are entitled to participate in any applicable profit-sharing, stock option or similar benefit plan. These agreements contain confidentiality and non-compete provisions. In addition, Mr. Boucher was granted options to purchase 1,000,000 shares of the Company's common stock at a strike price of $2.50 as a term of his employment agreement.

     On January 27, 2000, we entered into an Agreement Concerning Employment Rights ("Employment Rights Agreement") with each of Messrs. Patten, Rome, Thomas and Withrow. The Employment Rights Agreement provides that in the event that (i) we terminate the executive's employment for any reason other than Cause (as defined), death or disability, (ii) the executive terminates their employment with us for Good Reason (as defined), or (iii) a Change in Control (as defined) occurs, then the executive shall have the right to receive an option payment from us. In satisfying this obligatio n, we will, at our option, (x) issue options to purchase a certain number of registered shares of our Common Stock ("Base Option Amount") at an exercise price of $2.50 per share, which shall be fully vested and nontransferable, and shall expire 90 days from the date of issue; (y) issue registered shares of our Common Stock equal to the result of
(A) the product of the Base Option Amount multiplied by the fair market value per share of our Common Stock less $2.50 ("Stock Value"), divided by (B) the fair market value per share of our Common Stock; or (z) a cash payment equal to the Stock Value. The Base Option Amount, as modified on March 1, 2001, is equal to the number of outstanding options issued to Messrs. Patten, Rome, Thomas and Withrow. These executives would be required to forfeit their existing vested and unvested stock options if such payment has been made by us. As of December 31, 2002, Messrs. Patten, Rome, Thomas and Withrow had options to purchase stock totaling 1,470,000, 680,000, 680,000 and 780,000, respectively.

COMPENSATION COMMITTEE REPORT

     The compensation committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation for fiscal 2002:

     Under the supervision of the Committee, the Company seeks to relate a significant portion of potential total executive compensation to the Company's financial performance, including its stock price. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

     Base compensation and bonuses for the executive officers are intended to be competitive with that paid in comparably situated companies, with a reasonable degree of financial security and flexibility to those individuals who were regarded by the Committee as acceptably discharging the levels and types of responsibility implicit in the various executive positions. In the course of considering annual executive salary increases and bonuses, appropriate consideration is given to the credentials, age and experience of the individual senior executives, as viewed in the Committee's collective best judgment, which necessarily involves subjective as well as objective elements. With respect to each Named Executive (exc luding Mr. Boucher, who began employment on February 25, 2002), including the chief executive officer, the Committee determined that salary increases for each were appropriate based in part on a review of the salaries of executives at similarly sized companies and in part on the increasing levels of responsibility resulting from the Company's growth through 2001. In considering bonuses for 2002, the Committee determined that no bonuses would be awarded as a result of the financial goals of the Company not being met; however, discretionary bonuses were awarded to Mr. Boucher for his leadership efforts since joining the Company and to Mr. Thomas for his efforts in connection with the successful resolution of litigation issues during the year.

     The Committee is of the view that the periodic grant of stock options to employees, including executive officers, is calculated to align the employees' economic interests with those of stockholders and to provide a direct and continuing focus upon the goal of increasing stockholder value. The Company granted options to acquire 1,000,000 shares of the Company's Common Stock to Mr. Boucher upon his employment with the Company and 100,000 shares to Mr. Withrow each at an exercise price above the market price for the Common Stock on the date of grant. The options vest over five years in 20 percent increments at the anniversary date of the grant. The Committee presently anticipates that such grants to executive officers will be considered annually.

     The Compensation Committee:       David A. Donnini
                                       Gene Meredith
                                       Alfred Tyler 2nd

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee has at any time been an officer or employee of the Company and none of these directors serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's board or Compensation Committee.

AUDIT COMMITTEE REPORT

     All members of the Audit Committee are independent, as that term is defined in the NASD's listing standards. The Audit Committee, consistent with its policies and mission, has adopted a charter, which is included as Exhibit A. The Audit Committee has reviewed and discussed the audited financial statements with management. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss. 380) and has received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). They have also discussed with the independent accountants their independence. Based on the Audit Committee's review and discussion as set forth above, it has recommended to the Board of Directors that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

     The Audit Committee:              Gene Meredith
                                       Alfred Tyler 2nd
                                       Kenneth Ch'uan-k'ai Leung

COMMON STOCK PERFORMANCE GRAPH

     The following graph illustrates the yearly change in the trading price of the Company's Common Stock against the NASDAQ (U.S. Companies) Stock Index (the "NASDAQ U.S. Index") and a peer group comprised of sixteen companies in the industry (the "Peer Group").

                             CUMULATIVE TOTAL RETURN
         BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1997
                           WITH DIVIDENDS REINVESTED





                              [PERFORMANCE GRAPH]





                               DEC-97      DEC-98     DEC-99    DEC-00     DEC-01    DEC-02
                              --------    --------   --------  --------   --------  --------
SYNAGRO TECHNOLOGIES            $100        $146       $190      $ 88       $ 85      $97

NASDAQ US INDEX                 $100        $141       $261      $157       $125      $86

PEER GROUP (16 STOCKS)          $100        $118       $ 50      $ 74       $ 84      $65


THE 16-STOCK PEER GROUP CONSISTS OF ALLIED WASTE INDUSTRIES CORPORATION, CAPITAL ENVIRONMENTAL RESOURCE INC.(SINCE 3Q99), CASELLA WASTE SYSTEMS, INC., MOBLEY ENVIRONMENTAL SERVICES (THROUGH 3Q00), REPUBLIC SERVICES (SINCE 4Q98), RICH COAST INC., SUPERIOR SERVICES INC.(THROUGH 4Q99), THERMO TECH TECHNOLOGIES, INC., US LIQUIDS INC., USA BIOMASS CORPORATION, WAS TE CONNECTIONS, INC.(SINCE
3Q98), WASTE INDUSTRIES USA, INC. (FKA WASTE HOLDINGS INC.), WASTE MANAGEMENT, INC., WASTE MANAGEMENT INTERNATIONAL (THROUGH 3Q98), WASTE RECOVERY, INC., AND WASTE SYSTEMS INTERNATIONAL, INC.(THROUGH 3Q02).


CERTAIN TRANSACTIONS

     The Company maintains two leases with James A. Jalovec, one of our stockholders, or one of his affiliates. The first lease has an initial term through July 31, 2004, with an option to renew for an additional five-year period. Rental payments made under this lease in 2002 totaled approximately $97,000. The second lease has an initial term through December 31, 2013. Rental payments made under the second lease in 2002 totaled approximately $110,000. We believe the terms of these arrangements are at least as favorable to us as would be available from an unaffiliated party.

     In August 2000, we entered into an amended and restated Senior Subordinated Loan Agreement with GTCR Capital Partners L.P. ("GTCR Capital") and certain affiliates of the TCW Group, Inc. or the TCW/Crescent Lenders, in which GTCR Capital and the TCW/Crescent Lenders agreed to provide up to $230 million in subordinated debt financing to fund acquisitions and for certain other uses, in each case as approved by our Board of Directors and the Board of Directors of GTCR Capital. GTCR Capital is an affiliate of GTCR, our majority stockholder. On April 8, 2002, the Company retired all the Senior Subordinated Debt.

     In connection with the transactions contemplated by the amended and restated Senior Subordinated Loan Agreement, we entered into an amended and restated Monitoring Agreement with GTCR and the TWC/Crescent Lenders. The primary purpose for the Monitoring Agreement was to allow the TCW/Crescent Lenders to share in the monitoring fees granted to GTCR in our original monitoring agreement with GTCR entered into in January 2000. Under the Monitoring Agreement, we agreed that at the time of any financing under the Senior Subordinated Loan Agreement, we would pay GTCR and the TCW/Crescent Lenders a monitoring fee equal to 0.5 percent of the aggregate amount of such financing at the time of issuance. In connection with the retirement of the Senior Subordinated Debt on April 8, 2002, the Monitoring Agreement is no longer in effect.

     In connection with the initial issuance of convertible preferred stock to GTCR under the Purchase Agreement dated January 27, 2000, we entered into a Professional Services Agreement with GTCR in which GTCR agreed to provide certain management and financial services for us. As consideration for such services, we agreed that at the time of any purchase of convertible Preferred Stock under the Purchase Agreement, we would pay GTCR a placement fee equal to
0.5 percent of the amount paid to us in connection with such purchase. The Professional Services Agreement will continue in effect until such time as GTCR Fund ceases to own at least 25 percent of the convertible preferred stock issued under the Purchase Agreement.

        ITEM NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The board of directors, upon recommendation of its audit committee, has approved and recommends the appointment of PricewaterhouseCoopers LLP (the "Auditor") as independent auditor to conduct an audit of the Company's financial statements for the year 2003. This firm has acted as independent auditor for the Company since 2002.

     Members of PricewaterhouseCoopers LLP will attend the Annual Meeting and will be available to respond to questions which may be asked by stockholders. Such members will also have an opportunity to make a statement at the Annual Meeting if they desire to do so.

     The board of directors recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2003 fiscal year.

     The audit committee assists the board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The committee reviews with the Auditor the scope of proposed audit work and meets with the Auditor to discuss matters pertaining to the audit and any other matters, which the committee or the Auditor may wish to discuss. In addition, the audit committee would recommend the appointment of new auditors to the board of directors in the event future circumstances were to indicate that such action is desirable.

     AUDIT FEES

     The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002, and for the reviews of the financial statements for the last two quarters of 2002 included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $191,532.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     PricewaterhouseCoopers LLP rendered no professional services to the Company for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

     ALL OTHER FEES

     The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the Company, other than the services described above under "Audit Fees," for the fiscal year ended December 31, 2002, were $155,892.

     The Audit Committee has considered whether the provision of nonaudit services by PricewaterhouseCoopers LLP is compatible with maintaining auditor independence and has determined that auditor independence has not been compromised.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Commission. With respect to the year ended December 31, 2002, the Company believes that all filing requirements applicable to the Company's executive officers, directors and 10 percent shareholders have been met.

STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2004 Annual Meeting of Stockholders is required to submit such proposal to the Company on or before December 30, 2003.

OTHER MATTERS

     The Annual Report to stockholders covering the year ended December 31, 2002, either has been mailed to each stockholder entitled to vote at the Annual Meeting or accompanies this proxy statement.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, several regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.

     The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                        By Order of the Board of Directors



                                        Alvin L. Thomas II
                                        SECRETARY

April 28, 2003

                                    EXHIBIT A

                           SYNAGRO TECHNOLOGIES, INC.

                             AUDIT COMMITTEE CHARTER

                           As Amended October 24, 2002

PURPOSE

The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management, the internal auditors, and the independent auditors.

COMPOSITION

The Audit Committee shall be composed of not less than three or more than five Directors who are independent of management. In this context, independent is defined to mean individuals not employed by Synagro Technologies, Inc. or it subsidiaries (collectively the "Corporation"), who are free of any relationship that, in the opinion of a majority of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. Members must not receive fees from the Corporation other than for serving on the Board of Directors and may not be an "affiliated person" of the Corporation. Members shall be able to read and understand fundamental financial statements including, a company's balance sheet and income statement and cash flow statement, and at least one member of the committee shall be a financial expert and have accounting or related financial management expertise. Appointments of members and the Chairman shall be made at the Board Meeting following the Annual Shareholders Meeting.

AUTHORITY

The Audit Committee is granted the authority to perform each of the specific duties listed under "Specific Duties" in the Charter. In addition, the Chairman of the Board may, from time to time, direct specific assignments to the Audit Committee. All employees and consultants are directed to cooperate as requested by members of the Committee. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibilities.

RESPONSIBILITY

The Audit Committee has the responsibility to assist the Board of Directors in fulfilling its responsibility as to accounting policies and reporting practices of the Corporation and the sufficiency of the audits of all Corporation activities. It is the Board's agent to monitor the independence of the outside auditor with respect to their work regarding the adequacy of financial statement disclosures to Shareholders. The Audit Committee shall oversee (i) the accounting and financial reporting processes of the Corporation and (ii) audits of the financial statements of the Corporation.

The Audit Committee shall be solely and directly responsible for the appointment, compensation, determine funding for and oversight of the independent auditor. The independent auditor shall report directly to the Audit Committee. The Audit Committee shall receive the independent auditor's report and address the General Counsel's report of violations, if any. The Audit Committee shall be responsible for resolving disagreements between management and the independent auditor regarding financial reporting.

The Audit Committee is the focal point for communication between other directors, the independent auditors and management as their duties relate to financial accounting, reporting and controls. No officer, director or any person acting under their direction may fraudulently influence the independent auditors for the purpose of rendering financial statements misleading.

The Audit Committee is responsible for inquiring of management and determining that adequate communication has occurred between management and the outside auditor with respect to internal control systems and policies to control business and financial reporting risks.

The Audit Committee shall establish the procedures to address "whistle blower" communications. These procedures shall include the method of receipt, retention and treatment of complaints to the Corporation regarding accounting, internal controls, or auditing matters. Such complaints shall include the maintaining of confidential and anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee shall have the authority and funds to engage independent counsel and outside advisors.

The Audit Committee shall have the sole authority to permit and must pre-approve all audit and "permissible non-audit services" (as set forth in Section 202 of the Sarbanes-Oxley Act) of the independent auditor and must disclose such approvals in periodic reports. Prohibited services by the independent auditor, which may not be approved by anyone, include bookkeeping and related services, financial information systems, appraisals and evaluations, actuarial services, internal auditing outsourcing, management functions or human resources, broker, dealer or investment advisors services, legal services and expert services. The Audit Committee shall have the sole authority to review and approve related party transactions.

MEETINGS

The Audit Committee shall meet as frequently and at such times as necessary to carry out its responsibilities. However, the Committee shall meet at least four times per year. It is the Chairman's responsibility to schedule all meetings of the Committee and to see that an agenda is provided. Special meetings will be called as required.

ATTENDANCE

All members of the Committee should be present at meetings. A majority of committee members will constitute a quorum. All members of the Board of Directors may attend any Audit Committee meeting. The meeting minutes will designate any absences. The Chairman may request members of management, the internal auditor, if any, and representatives of the independent auditors to be present.

SPECIFIC DUTIES

The Audit Committee may complete an annual review of performance of the independent auditors. They then recommend to the Board of Directors the firm or firms to be selected for examination of the financial statements of the Corporation and its Subsidiaries. The recommendation shall include the scope of the audit and the estimated fees to be paid.

The Audit Committee may meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

The Audit Committee may review the financial statements and determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any material changes in accounting principles will be discussed.

The Audit Committee may review with the independent auditors the recommendations included in the informal observances, competence and adequacy of financial, accounting, and internal audit control procedures of the Corporation and its subsidiaries. On the basis of this review the Audit Committee may make recommendations to the Board for any material changes which seem appropriate, and follow up to ensure satisfactory resolution.

The Audit Committee may review with the independent auditors and financial management of the Corporation the disposition of the recommendations from the previous audits.

The Audit Committee may review the statement from the outside auditor which delineates all relationships between the auditor and the Corporation and take action, or recommend the Board of Directors take appropriate action to ensure independence of the outside auditor.

The Audit Committee may determine by interview with the public accounting firm if there were restrictions imposed by management on the scope or conduct of any audit or examination.

The Audit Committee may consult with the general counsel, corporate financial management, and the independent auditors to confirm that they are unaware of any violations of public law and accounting practices relating to financial reports of the Corporation and its subsidiaries, the absence of conflicts of interest of Directors and officers, and compliance with the provisions of the Foreign Corrupt Practices Act.

The Audit Committee may review its own charter and may report the results of that review and any recommendations to the Board of Directors.

REPORTS

At each meeting of the Board of Directors the Chairman shall present an oral report of activities and the status of any ongoing studies or investigations.

Annually, the Audit Committee shall document the fulfilling of the Committee's responsibilities and duties performed.

PROXY

                           SYNAGRO TECHNOLOGIES, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING OF STOCKHOLDERS TO
                            BE HELD ON JUNE 3, 2003

     The undersigned hereby appoints Ross M. Patten and Alvin L. Thomas II, and each of them, either one of whom may act without joinder of the other, each with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Synagro Technologies, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held at Synagro's offices at 1800 Bering Drive, Suite 1000, Houston, Texas, 77057 on Tuesday, June 3, 2003, at 2:00 p.m., Houston time, and at any adjournment thereof.

     This Proxy will be voted in accordance with the specifications made hereon. If no contrary specification is made, then this Proxy will be voted FOR the election of the six director nominees named in Item 1, FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the 2003 fiscal year, and in the discretion of the proxies for such other business as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY in the enclosed, pre-addressed stamped envelope.

     PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                           SYNAGRO TECHNOLOGIES, INC.
                                  JUNE 3, 2003

                         (To be Signed on Reverse Side)






                    ------------SEE REVERSE SIDE------------


|X|   Please mark your votes
      as in this example.

1.    ELECTION OF DIRECTORS

FOR election                   WITHHOLD authority          NOMINEES:
(except as indicated below)    to vote for all nominees    Ross M. Patten
|_|                            listed at right:            Kenneth Ch'uan-k'ai Leung
                               |_|                         Gene Meredith
                                                           Alfred Tyler 2nd
                                                           David A. Donnini
                                                           Vincent J. Hemmer

      To withhold authority to vote for any individual nominee, print that nominee's name on the line below.

--------------------------------------------------------------------------------

 2.   RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S
      INDEPENDENT AUDITOR

FOR                             AGAINST                    ABSTAIN
|_|                             |_|                        |_|


SIGNATURE(S) _________________________________________ DATE ____________________

NOTE: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.